99.2 Press Release, dated December 1, 2006, issued by Citadel Security Software, Inc.

Citadel Security Software Receives Shareholder Approval for Sale of Substantially All of Its Assets to McAfee

DALLAS, TX-Dec 1, 2006 -- Citadel Security Software Inc. (OTCBB: CDSS) announced today that it has received shareholder approval to proceed with the sale of substantially all of its assets to McAfee, Inc. (NYSE: MFE). The Company previously announced that it had signed a definitive agreement to sell substantially all of Citadel's assets for approximately $56 million in cash plus an estimated $4 million in working capital reimbursement. The proposed transaction is expected to close in the fourth quarter of 2006, subject to satisfaction of all of the closing conditions in the definitive agreement.


About Citadel

Citadel Security Software Inc. delivers security solutions that enable organizations to manage risk, reduce threats and enforce compliance with security policies and regulations. Citadel's proven architecture provides a business process to manage the increasing volume, frequency and complexity of cyber security attacks. Citadel combines the world's largest active library of remediations spanning all classes of vulnerabilities with a proven delivery methodology to dramatically streamline vulnerability management and security compliance and provide ROI from the first use. Citadel solutions are used across the U.S. Department of Defense, at the U.S. Department of Veterans Affairs, the U.S. Department of Energy, MCI, Raytheon and within other government and commercial organizations. For more information on Citadel, visit http://www.citadel.com, or call 888-8CITADEL.
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Forward-Looking Statements

This press release contains forward-looking statements based on current Citadel management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the asset purchase agreement; (2) the outcome of any legal proceedings that may be instituted against Citadel and others following announcement of the asset purchase agreement; (3) the inability to complete the proposed transaction due to the failure to satisfy conditions to McAfee's obligations to close; (4) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transactions; (5) the ability to recognize the benefits of the asset purchase transaction, including without limitation the risk that the amount of the proposed distribution to Citadel's common stockholders could be reduced based on uncertainties related to the amounts of taxes, liabilities, wind down expenses, indemnification obligations or transaction expenses; (6) the amount of the costs, fees, taxes, expenses and charges related to the transactions; and (7) the matters disclosed in the "Risk Factors" sections of the most recent SEC filings by Citadel. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Citadel's ability to control or predict. Citadel undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.